EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Packeteer, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (File Nos. 333-122371, 333-112294, 333-102739 and 333-99171) of Packeteer, Inc. of our reports dated March 16, 2005, with respect to the consolidated balance sheets of Packeteer, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three year period ended December 31, 2004, and the related management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Packeteer, Inc.

/s/ KPMG LLP

Mountain View, California
March 16, 2005